Exhibit 4.2

Execution Version

FIVE-YEAR CREDIT AGREEMENT

dated as of

June 19, 2018

among

THE DUN & BRADSTREET CORPORATION

The Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

BANK OF AMERICA, N.A. and

CITIZENS BANK N.A.

as Syndication Agents,

and

HSBC BANK USA, N.A.,

MUFG UNION BANK, N.A.

PNC BANK, NATIONAL ASSOCIATION and

SUNTRUST BANK, N.A.,

as Co-Documentation Agents

$1,000,000,000 REVOLVING CREDIT AND COMPETITIVE

ADVANCE FACILITY

JPMORGAN CHASE BANK, N.A.

as Sole Bookrunner

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

CITIZENS BANK N.A.

as Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01(a)	—	Lenders and Facility Commitments
Schedule 2.01(b)	—	Designated Currency Lenders and Designated Currency Commitments
Schedule 2.01(c)	—	Yen Lenders and Yen Commitments
Schedule 2.18	—	Payments on Multicurrency Loans
Schedule 6.01	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Revolving Borrowing Notice
Exhibit C	—	Form of Competitive Bid Request
Exhibit D-1	—	Form of Opinion of Company’s Counsel
Exhibit D-2	—	Form of Opinion of Shearman & Sterling LLP

Exhibit E	—	Form of Opinion of Borrowing Subsidiary’s Counsel
Exhibit F	—	Form of Borrowing Subsidiary Agreement
Exhibit G	—	Form of Borrowing Subsidiary Termination
Exhibit H	—	Form of Statement Relating to Tax Status
Exhibit I	—	Form of Assumption Agreement

CREDIT AGREEMENT dated as of June 19, 2018, (the “Agreement”) among THE DUN & BRADSTREET CORPORATION, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent, BANK OF AMERICA, N.A. and CITIZENS BANK N.A., as Syndication Agents, and HSBC BANK USA, N.A., MUFG UNION BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and SUNTRUST BANK, N.A. as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No SPC of any Lender shall be an Affiliate of such Lender.

“Agreement” has the meaning assigned to it in the preamble.

“Agreement Currency” has the meaning assigned to such term in Section 10.14.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for an interest period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Agent” means, (a) with respect to a Loan or Borrowing denominated in dollars or Canadian Dollars, the Administrative Agent (including its affiliates and branches) or (b) with respect to a Loan or Borrowing denominated in Pounds Sterling, Euros, Yen or any other Eligible Currency (other than Canadian Dollars), the London Agent.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Available Facility Commitments represented by such Lender’s Available Facility Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Available Facility Commitments (disregarding any Defaulting Lender’s Available Facility Commitment) represented by such Lender’s Available Facility Commitment. If the Facility Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Facility Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan, CDOR Loan or Eurocurrency Revolving Loan, or with respect to the facility fees payable pursuant to Section 2.12, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread,” “CDOR Spread,” “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the rating for the Index Debt (the “Index Debt Rating”) by S&P and Fitch, respectively, applicable on such date; provided that if, at any time, Moody’s has in effect an Index Debt Rating, then all references to Fitch in this definition shall be deemed to be references to Moody’s and all references to Fitch ratings in the following table shall be deemed to be references to the comparable Moody’s ratings:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
Index Debt Rating:	A or above	A–	BBB+	BBB	BBB–	below BBB–
Facility Fee Rate	.080%	.100%	.125%	.150%	.175%	.200%
ABR Spread	0%	0%	0%	0.100%	0.200%	0.300%
CDOR Spread	.795%	.900%	1.000%	1.100%	1.200%	1.300%
Eurocurrency Spread	.795%	.900%	1.000%	1.100%	1.200%	1.300%

For purposes of the foregoing, (i) if either S&P or Fitch shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be the rate set forth in the Category that is one number higher than the Category applicable to the rating in effect; (ii) if neither S&P nor Fitch shall have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be the rate set forth in Category 6; (iii) if the Index Debt Ratings established or deemed to have been established by S&P and Fitch shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iv) if the Index Debt Ratings established by S&P and Fitch shall be changed (other than as a result of a change in the rating system of S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply (other than as described in the immediately succeeding sentence) during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Fitch shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignee” means any financial institution; provided, however, that (a) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Assignee, and (b) no natural person or Ineligible Assignee shall qualify as an Assignee, whether or not an Event of Default has occurred and is continuing (unless otherwise agreed by the Borrower in its reasonable discretion).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption Agreement” has the meaning set forth in Section 2.09(d).

“Available Facility Commitment” means, with respect to any Lender at any time, an amount equal to such Lender’s Facility Commitment at such time minus such Lender’s Funded Credit Exposure at such time. If the Facility Commitments have terminated or expired, the Available Facility Commitments shall be determined based upon the Facility Commitments most recently in effect, giving effect to any assignments.

“Availability Period” means with respect to the Facility Commitments, the Designated Currency Commitments or the Yen Commitments, as the case may be, the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Facility Commitments, the Designated Currency Commitments or the Yen Commitments, respectively, pursuant to Section 2.09 or Section 7.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.03 or Section 2.05 as a date on which the relevant Borrower requests Loans to be made hereunder.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any Eligible Currency, the smallest amount of such Eligible Currency that (i) is an integral multiple of 1,000,000 units (or, in the case of Pounds Sterling, 500,000 units) of such currency and (ii) has a Dollar Equivalent in excess of $5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any Eligible Currency, 1,000,000 units (or, in the case of Pounds Sterling, 500,000 units) of such currency.

“Borrowing Request” means a request for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, any Subsidiary of the Company designated as a Borrowing Subsidiary by the Company pursuant to Section 2.20 that has not ceased to be a Borrowing Subsidiary pursuant to such Section or Section 7.01.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, or such other principal financial center for the applicable currency of a Loan or Borrowing, are authorized or required by law to remain closed; provided that (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (ii) when such term is used in connection with a Revolving Designated Currency Loan comprised of Euros, references to “Business Day” shall be deemed to be references to any Target Operating Day on which banks are open for general banking business in the jurisdiction of the relevant funding office of the designated Applicable Agent.

“Calculation Date” means the last Business Day of each calendar month and such other Business Days during such calendar month as may be notified by the Company to the Administrative Agent, provided that there shall be no more than three Calculation Dates in any calendar month.

“Canadian Dollar Loans” means Loans denominated in Canadian Dollars and made pursuant to this Agreement.

“Canadian Dollars” or “CAD$” refers to the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, for any day, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollars bankers’ acceptances for a term comparable to the relevant Interest Period or Contract Period, as applicable, appearing on the Reuters Screen CDOR Page as of 10:00 a.m. Toronto time on such day or, if such day is not a Business Day, on the immediately preceding Business Day; provided, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and, with respect to the Borrowers, other similarly situated borrowers; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and consistent with determinations for other similarly situated borrowers.

“CDOR Rate Loans” means a Loan which bears interest at the CDOR Rate and made pursuant to this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company nor (ii) appointed by directors so nominated, approved or appointed.

“Change in Control Standstill Period” has the meaning assigned to such term in Section 2.11(d).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(c), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the day enacted, adopted, issued or implemented, but only to the extent it is the general policy of the applicable Lender at such time to seek compensation from investment grade borrowers with the same or similar ratings under yield protection provisions in credit or loan agreements with such borrowers that provide for such compensation, and the applicable Lender is in fact generally seeking such compensation from such borrowers (and, upon any request by such Lender for payment, certifies to the Borrower to the effect of the foregoing).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Dollar Loans, Revolving Designated Currency Loans, Revolving Yen Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Facility Commitment, a Designated Currency Commitment or a Yen Commitment.

“Company” means The Dun & Bradstreet Corporation, a Delaware corporation, and its successors.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Competitive Loans (or the Dollar Equivalent thereof in the case of a Competitive Loan in an Eligible Currency) at such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender and at least one other Lender has notified the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such Lender and at least one other Lender has notified the Administrative Agent and the Company in writing that such writing or public statement is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or its parent shall have become, the subject of a Bankruptcy Event or Bail-In Action.

“Designated Currency” means Canadian Dollars, Pounds Sterling, Euros and any other Eligible Currency that shall be designated by the Company in a notice delivered to the Administrative Agent and approved by the Administrative Agent and all the Designated Currency Lenders as a Designated Currency. The Company may specify in any notice delivered to the Administrative Agent with respect to the designation of any Eligible Currency one or more locations from which a Borrower may make payments of principal of or interest on any Multicurrency Loans in such Eligible Currency. Subject to the approval of the Administrative Agent and all the Designated Currency Lenders, Schedule 2.18 shall be deemed to have been amended to add each such location for payments with respect to Multicurrency Loans in such Eligible Currency (but not any other Loans).

“Designated Currency Commitment” means, with respect to each Designated Currency Lender, the commitment of such Designated Currency Lender to make Revolving Designated Currency Loans, expressed as an amount representing the maximum aggregate Dollar Equivalents of the principal amounts of such Designated Currency Lender’s outstanding Revolving Designated Currency Loans that may be outstanding after giving effect to any such Revolving Designated Currency Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Designated Currency Lender pursuant to Section 10.04(b). The initial amount of each Designated Currency Lender’s Designated Currency Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Designated Currency Lender shall have assumed its Designated Currency Commitment, as applicable.

“Designated Currency Lenders” means the Persons listed on Schedule 2.01(b) and any other Person that shall have become a Designated Currency Lender pursuant to any Assignment and Assumption, other than a Person that ceases to be a Designated Currency Lender pursuant to an Assignment and Assumption.

“Designated Subsidiary” means (i) Dun & Bradstreet Inc., a Delaware corporation, and (ii) any other Subsidiary designated as a “Designated Subsidiary” by the Company.

“Disclosed Matters” means the actions, suits and proceedings and other matters disclosed in (i) “Note 13” (“Contingencies”) to the consolidated financial statements or elsewhere in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2017 and (ii) “Note 8” (“Contingencies”) to the consolidated financial statements or elsewhere in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission for the fiscal quarter ended March 31, 2018.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in any Eligible Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05(a) using the Exchange Rate with respect to such Eligible Currency then in effect.

“Domestic Borrowing Subsidiary” means any Borrowing Subsidiary organized under the laws of any jurisdiction in the United States.

“EBITDA” means, for any period, the consolidated net income of the Company and its consolidated Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense and (d) extraordinary, unusual or non-recurring charges or losses, (e) non-cash charges and (f) non-core charges; provided that the aggregate amount added back pursuant to this clause (f) in any period shall not exceed 10% of EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to this clause (f)), and minus, to the extent added in computing such consolidated net income for such period, extraordinary gains; provided further that, unless the Company elects to make such adjustments prior thereto, no adjustments to EBITDA resulting from the application of FASB 606 will be required to be made for any measurement period of four consecutive fiscal quarters ending on or before June 30, 2019.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Currency” means at any time Pounds Sterling, Euros, Canadian Dollars, Yen or any other currency (other than dollars) that is freely tradable and exchangeable into dollars in the London market and for which the Administrative Agent can determine an Exchange Rate.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon violation of or liability under any Environmental Law or any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event; (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, whether or not waived, (c) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA); (d) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (e) the failure to timely make a contribution required to be made with respect to any Plan after giving effect to any extensions applicable thereto; (f) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (i) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (j) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (k) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability; (l) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan or the appointment of a trustee to administer a Plan; (m) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (n) any Foreign Benefit Event; or (o) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to result in liability to the Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” has the meaning assigned to such term in Section 10.15(a).

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means, on any day, with respect to any Eligible Currency, the rate at which such Eligible Currency may be exchanged into dollars (and, for purposes of any provision of this Agreement requiring or permitting the conversion of Multicurrency Loans to dollar Loans, the rate at which dollars may be exchanged into the applicable Eligible Currency), as set forth at or about 9:00 a.m., New York City time, or at or about 11:00 a.m., London time, on such date on Reuters page FX, WRLD, for such currency. In the event that such rate does not appear on Reuters page FX, WRLD, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange quoted to the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, on or about 11:00 a.m., New York City time, or on or about 11:00 a.m., London time, on such date for the purchase of dollars (or such foreign currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) any Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the Governmental Authority imposing such tax (other than any such Taxes owed solely as a result of such Lender or the Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (b) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender to the extent they are in effect and would apply as of the date such Foreign Lender becomes a party to this Agreement or designates a new lending office (including withholding taxes imposed by the United States of America and withholding taxes that would be imposed on payments made by a Borrowing Subsidiary the Relevant Jurisdiction with respect to which is the United Kingdom, regardless of whether the Company has designated such a Borrowing Subsidiary) (other than with respect to any Foreign Lender that is a Foreign Lender with respect to any Borrowing Subsidiary that is designated after the date of this Agreement (other than a Borrowing Subsidiary the Relevant Jurisdiction with respect to which is United Kingdom)), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.17(a), (c) any Taxes attributable to a Lender’s failure to comply with Section 2.17(f) and (d) any U.S. federal Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Five-Year Credit Agreement dated as of July 23, 2014 among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as in effect immediately prior to the Effective Date.

“Facility Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Facility Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility Commitment, as applicable. The initial aggregate amount of the Facility Commitments is $1,000,000,000.

“Facility Fees” has the meaning set forth in Section 2.12(a).

“FASB 606” means FASB ASC Update No. 2014-09 (Revenue from Contracts with Customers (Topic 606)) effective January 1, 2018.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch IBCA, Duff & Phelps.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by any Borrower, any Subsidiary or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Borrower, any Subsidiary or any Affiliate, or the imposition on any Borrower, any Subsidiary or any Affiliate of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

“Foreign Pension Plan” means any pension plan described in Sections 3(2) and 4(b)(4) of ERISA that under applicable non-U.S. law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Funded Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) the aggregate principal amount at such time of the outstanding Revolving Dollar Loans of such Lender, (b) the Dollar Equivalent of the aggregate principal amount of the outstanding Revolving Yen Loans of such Lender, (c) the aggregate amount of the Dollar Equivalents of the principal amounts of the outstanding Revolving Designated Currency Loans of such Lender, (d) that portion of such Lender’s Swingline Exposure attributable to Swingline Loans in respect of which such Lender has made (or is required to have made) payments to the Swingline Lender pursuant to Section 2.05(c) and (e) such Lender’s LC Exposure.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”), whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means (a) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of any Indebtedness resulting from this clause (e) shall be equal to the lesser of (i) the amount secured by such Lien and (ii) the fair market value of the property subject to such Lien as determined in good faith by such Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued by banks or other financial institutions and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances created for the account of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Assignee” means any Person that (a) is a Defaulting Lender, or upon becoming a Lender under this Agreement, would be a Defaulting Lender or (b) a transfer of Loans or Commitments to such Person would, based on the law and circumstances existing at the time of such proposed transfer, result in a violation of applicable Sanctions in any material respect.

“Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, (x) the interest expense of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP and (iii) the portion of any rents payable in respect of Capital Lease Obligations allocable to interest expense in accordance with GAAP minus (y) the interest income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any CDOR Borrowing or Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than one day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Lender” means JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity (which have consented to such role) as provided in Section 2.06(i) and one or more Lenders reasonably acceptable to the Borrower and the Administrative Agent which have consented to such role. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to such term in Section 10.14.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption together with, in each case, any affiliate of any such Person through which such Person elects, by notice to the Administrative Agent and the Company, to make any Loans available to any Borrowing Subsidiary, provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of this Agreement, (b) any waiver of any requirements of the Agreement or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent, the Lender making such election shall be deemed the “Person” rather than such affiliate, which shall not be entitled to vote or consent. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Parties” has the meaning assigned to such term in Section 10.19.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means (x) with respect to any Eurocurrency Borrowing for any applicable currency (other than Pounds Sterling and Canadian Dollars) and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (y) with respect to any Eurocurrency Borrowing in Pounds Sterling or Canadian Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time on the first day of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars or the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset of any Person, for the purpose of securing any obligation of such Person or any other Person, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“London Agent” means JPMorgan Chase Bank, N.A. or any Affiliate thereof designated by JPMorgan Chase Bank, N.A. to act as London Agent.

“Margin” means, (a) with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid and (b) with respect to any Competitive Loan bearing interest at a rate based on the CDOR Rate, the marginal rate of interest, if any, to be added to or subtracted from the CDOR Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Acquisition” means a transaction or series of related transactions involving the purchase or acquisition of property and assets or businesses of any Person or Equity Interest in any Person permitted under this Agreement with an acquisition consideration equal to or greater than $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform any of its payment obligations under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Borrowing Subsidiary and any Subsidiary (i) the Total Assets of which exceed 10% of the Total Assets of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (ii) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, provided that (i) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (ii) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 20% of the Total Assets or 20% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to such determination of Total Assets), shall be included as Material Subsidiaries, solely to the extent necessary to eliminate such excess.

“Maturity Date” means June 19, 2023 (or, if such day if not a Business Day, the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Borrowing” means a Borrowing comprised of Multicurrency Loans.

“Multicurrency Loan” means a Revolving Loan denominated in Canadian Dollars, Yen or in a Designated Currency or a Competitive Loan in an Eligible Currency.

“Multicurrency Lender” means any Lender of a Multicurrency Loan.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the obligations of each of the Borrowing Subsidiaries under this Agreement and the Borrowing Subsidiary Agreements with respect to the payment of (i) the principal of and interest on the Loans to each such Borrowing Subsidiary when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of each of the Borrowing Subsidiaries hereunder and thereunder.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Patriot Act” means the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(f) bankers’ liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” or “£” means the lawful money of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Protesting Lender” has the meaning set forth in Section 2.20(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender.

“Register” has the meaning set forth in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means (i) in the case of any Loan to the Company or any Domestic Borrowing Subsidiary, the United States of America, and (ii) in the case of any Loan to any other Borrowing Subsidiary, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Borrowing Subsidiary under this Agreement.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Facility Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Facility Commitments at such time (exclusive in each case of the Revolving Credit Exposures and unused Facility Commitments of Defaulting Lenders); provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, the total Competitive Loan Exposures of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Reset Date” has the meaning set forth in Section 1.05(a).

“Revolving Canadian Dollar Borrowing” means a Borrowing comprised of Revolving Canadian Dollar Loans.

“Revolving Canadian Dollar Loans” means the Loans made pursuant to Section 2.01(b) that are denominated in Canadian Dollars.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans (or the Dollar Equivalent thereof, in the case of Multicurrency Loans), (ii) its Swingline Exposure at such time and (iii) its LC Exposure at such time.

“Revolving Designated Currency Borrowing” means a Borrowing comprised of Revolving Designated Currency Loans.

“Revolving Designated Currency Loans” means the Loans made pursuant to Section 2.01(b) that are denominated in Designated Currencies.

“Revolving Dollar Borrowing” means a Borrowing comprised of Revolving Dollar Loans.

“Revolving Dollar Loans” means Loans denominated in dollars and made pursuant to Section 2.01(a). Each Revolving Dollar Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Loans” means Revolving Dollar Loans, Revolving Canadian Dollar Loans, Revolving Yen Loans and Revolving Designated Currency Loans.

“Revolving Yen Borrowing” means a Borrowing comprised of Revolving Yen Loans.

“Revolving Yen Loans” means the Loans made pursuant to Section 2.01(c) that are denominated in Yen.

“Sanctioned Country” means, at any time, a country or territory which is the target of any countrywide or territory-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor or assignee thereof.

“SEC” has the meaning assigned to such term in Section 5.01(a).

“SPC” has the meaning set forth in Section 10.04(e).

“Statutory Reserve Rate” means, with respect to any Eligible Currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the jurisdiction of such currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to any Eligible Currency) to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such Eligible Currency are determined. Such reserve, liquid asset or similar percentages shall, in the case of dollars, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Successor Corporation” has the meaning set forth in Section 6.02(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposures at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan in dollars made pursuant to Section 2.05.

“Tangible Assets” means, as at any date, the Total Assets of the Company and its consolidated Subsidiaries minus (a) the book value of all assets that should be classified as intangibles in accordance with GAAP and (b) goodwill.

“Target Operating Day” means any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” means the $300,000,000 Term Loan Facility dated as of June 19, 2018 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as in effect from time to time.

“Term Loan Increase” means any increase in the Term Loan Facility Commitment (as defined in the Term Loan Facility) under the Term Loan Facility pursuant to Section 2.09 thereof.

“Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Debt” means, at any date, all indebtedness of the Company and its consolidated Subsidiaries at such date to the extent such items should be reflected on the consolidated balance sheet of the Company (excluding any such items which appear only in the notes to such consolidated balance sheet) at such date in accordance with GAAP; provided, that Total Debt shall not include Letters of Credit, except as to unreimbursed amounts thereunder.

“Total Debt to EBITDA Ratio” means, at the time such ratio is calculated, the ratio of (a) Total Debt at such time to (b) EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time. Solely for purposes of this definition, (i) if the Company or any of its consolidated subsidiaries shall have completed an acquisition of all or a substantial part of the assets, or a going concern business or division, of any Person, or (ii) if the Company shall have merged with any Person during such period or (iii) the Company or any of its consolidated subsidiaries shall have disposed of all or a substantial part of its assets or a going concern business or division, in each case, EBITDA for the relevant period shall be determined on a pro forma basis as if such acquisition, disposition or merger, and the incurrence of any related Indebtedness, had occurred on the first day of such period.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the Borrowing Subsidiary Agreements, the borrowing of Loans and the use of the proceeds thereof described in Section 3.13 and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Yen” or “¥” refers to the lawful money of Japan.

“Yen Commitment” means, with respect to each Yen Lender, the commitment of such Yen Lender to make Revolving Yen Loans, expressed as an amount representing the maximum aggregate Dollar Equivalent of the principal amount of such Yen Lender’s outstanding Revolving Yen Loans that may be outstanding after giving effect to any such Revolving Yen Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Yen Lender pursuant to Section 10.04. The initial amount of each Yen Lender’s Yen Commitment is set forth on Schedule 2.01(c) or in the Assignment and Assumption pursuant to which such Yen Lender shall have assumed its Yen Commitment, as applicable.

“Yen Lenders” shall mean the Persons listed on Schedule 2.01(c) and any other Person that shall become a Yen Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Yen Lender pursuant to an Assignment and Assumption.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise Article 1 any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), Article 2 any reference herein to any Person shall be construed to include such Person’s successors and assigns, Article 3 the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, Article 4 all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Article 5 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (other than a change in GAAP resulting from the application of FASB 606) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding anything to the contrary contained in Section 1.04(a), in the definition of “Capital Lease Obligations” or an accounting change requiring any leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP on the date hereof (assuming for purposes hereof that such leases were in existence on the date hereof) shall be considered capital leases (or otherwise as indebtedness or as resulting in interest expense), and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Eligible Currency (A) in which any Lender or Lenders shall have extended a commitment to make Loans or (B) in which any Loan or Loans shall be outstanding and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 2.14(b)(i), Section 10.14 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and Eligible Currencies.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date and each Borrowing Date with respect to Multicurrency Loans, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans then outstanding (after giving effect to any Multicurrency Loans to be made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

Section 1.06. Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement, and on and after the date hereof, each reference in any document relating to the Transactions to “the Credit Agreement”, “therein”, “thereof”, “thereunder” or words of similar import when referring to the Existing Credit Agreement shall mean, and shall hereafter be a reference to the Existing Credit Agreement, as amended and restated by this Agreement. On and after the Effective Date the rights and obligations of the parties hereto shall be governed by this Agreement.

Section 1.07. LIBOR Discontinuation. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) the circumstances set forth in Section 2.14(a) have arisen and such circumstances are unlikely to be temporary or (b) the circumstances set forth in in Section 2.14(a) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate (and Adjusted LIBO Rate) that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 1.07 (but, in the case of the circumstances described in clause (b) of the first sentence of this Section 1.07, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing and (z) any Competitive Bid Request shall be ineffective; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Revolving Loans, denominated in dollars, to any Borrower from time to time during the Availability Period for the Facility Commitments in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Facility Commitment or (ii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Facility Commitments. Notwithstanding the foregoing, unless approved by the Required Lenders, the Borrower may not request Revolving Loans hereunder while a Change in Control Standstill Period shall be in effect.

(b) Subject to the terms and conditions set forth herein, each Designated Currency Lender agrees to make Loans denominated in any Designated Currency to any Borrower from time to time during the Availability Period for the Designated Currency Commitments in an aggregate principal amount that, after giving effect to any requested Loan, will not result in (i) the aggregate amount of the Dollar Equivalents of the principal amounts of the Revolving Designated Currency Loans of any Designated Currency Lender exceeding such Lender’s Designated Currency Commitment, (ii) the aggregate amount of the Dollar Equivalents of the principal amounts of all outstanding Revolving Designated Currency Loans, Revolving Canadian Dollar Loans and Revolving Yen Loans exceeding $300,000,000, (iii) any Lender’s Revolving Credit Exposure exceeding such Lender’s Facility Commitment or (iv) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Facility Commitments.

(c) Subject to the terms and conditions set forth herein, each Yen Lender agrees to make Loans denominated in Yen to any Borrower from time to time during the Availability Period for the Yen Commitments in an aggregate principal amount that, after giving effect to any requested Loan, will not result in (i) the Dollar Equivalent of the aggregate principal amount of the Revolving Yen Loans of any Yen Lender exceeding such Lender’s Yen Commitment, (ii) the aggregate amount of the Dollar Equivalents of the principal amounts of all outstanding Revolving Designated Currency Loans, Revolving Canadian Dollar Loans and Revolving Yen Loans exceeding $300,000,000, (iii) any Lender’s Revolving Credit Exposure exceeding such Lender’s Facility Commitment or (iv) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Facility Commitments.

(d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Revolving Dollar Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in dollars and made by the Lenders ratably in accordance with their respective Available Facility Commitments. Each Revolving Designated Currency Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in the same Designated Currency made by the Designated Currency Lenders ratably in accordance with their respective Designated Currency Commitments. Each Revolving Yen Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in Yen and made by the Yen Lenders ratably in accordance with their respective Yen Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Dollar Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith, (ii) each Revolving Designated Currency Borrowing shall be comprised entirely of Eurocurrency Loans, (iii) each Revolving Yen Borrowing shall be comprised entirely of Eurocurrency Loans and (iv) each Revolving Canadian Dollar Borrowing shall be comprised entirely of Canadian Dollar Loans (v) each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan or any Loan to a foreign Borrowing Subsidiary by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) unless any Borrower shall request that an Affiliate of a Lender make a Loan, a Lender may not recover for any increased costs under Section 2.15 or Section 2.17 incurred solely as a result of an Affiliate of such Lender, rather than such Lender, making a Loan, if, without economic disadvantage to, and consistent with the policies and practices of such Lender, such Loan could have been made in a manner that would have avoided such increased costs under Section 2.15 or Section 2.17.

(c) At the commencement of each Interest Period for any Borrowing (other than a Swingline Loan), such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple; provided that (i) a Eurocurrency Revolving Borrowing that is a Multicurrency Borrowing may be continued into a new Interest Period pursuant to Section 2.08 without regard to the foregoing and (ii) an ABR Revolving Dollar Borrowing may be in an aggregate amount that is equal to the aggregate Available Facility Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty (but no more than ten in any one currency) Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, a Borrower shall notify the Applicable Agent of such request by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request substantially in the form of Exhibit B (A) in the case of a Eurocurrency Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (B) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same day as the proposed Borrowing and (C) in the case of a Revolving Designated Currency Borrowing, Revolving Canadian Dollar Borrowing or a Revolving Yen Borrowing, not later than 10:00 a.m., London time, three Business Days before the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a CDOR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing or a CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and the currency of such Borrowing, which shall be dollars, Yen, Canadian Dollars or a Designated Currency;

(v) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi) in the case of a Borrowing in Canadian Dollars, Yen or a Designated Currency, the location from which payments of the principal and interest on such Borrowing will be made, which will comply with the requirements of Section 2.18.

If no election as to the Type of Revolving Dollar Borrowing is specified, then the requested Revolving Dollar Borrowing shall be an ABR Borrowing. If no currency is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected dollars. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures at any time shall not exceed the total Facility Commitments. To request Competitive Bids, a Borrower shall notify the Applicable Agent of such request by hand delivery or telecopy to the Applicable Agent of a written Competitive Bid

Request substantially in the form of Exhibit C, (1) in the case of a Eurocurrency Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (2) in the case of a Eurocurrency Borrowing denominated in an Eligible Currency (other than Canadian Dollars), not later than 3:00 p.m., London time, four Business Days before the date of the proposed Borrowing, (3) in the case of a Fixed Rate Borrowing denominated in dollars, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing, and (4) in the case of a Fixed Rate Borrowing denominated in an Eligible Currency (other than Canadian Dollars), not later than 3:00 p.m., London time, four Business Days before the date of the proposed Borrowing; provided that the Borrowers may submit jointly up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”, and the currency of such Borrowing which shall be dollars or an Eligible Currency; and

(v) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi) in the case of a Borrowing in Yen or a Designated Currency, the location from which payments of the principal and interest on such Borrowing will be made, which will comply with the requirements of Section 2.18.

If no currency is specified with respect to any Competitive Bid Request, the relevant Borrower shall be deemed to have selected dollars. Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Applicable Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to any Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form reasonably approved by the Applicable Agent and must be received by the Applicable Agent by hand delivery or telecopy, (i) in the case of a Eurocurrency Competitive Borrowing denominated in dollars, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in an Eligible Currency (other than Canadian Dollars), not later than 3:00 p.m., London time, three Business Days before the date of the proposed Competitive Borrowing, (iii) in the case of a Fixed Rate Borrowing denominated in dollars, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing and (iv) in the case of a Fixed Rate Borrowing denominated in an Eligible Currency (other than Canadian Dollars), not later than 3:00 p.m., London time, three Business Days before the date of the proposed Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Applicable Agent may be rejected by the Applicable Agent, and the Applicable Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (1) the principal amount (which shall be in an amount that is at least equal to the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple, and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (2) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places), (3) the Interest Period applicable to each such Loan and the last day thereof and (4) the currency of the Competitive Borrowing.

(c) The Applicable Agent shall promptly notify the relevant Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, a Borrower may accept or reject any Competitive Bid. The relevant Borrower shall notify the Applicable Agent by telecopy in a form reasonably approved by the Applicable Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a Eurocurrency Competitive Borrowing denominated in dollars, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in an Eligible Currency (other than Canadian Dollars), not later than 4:00 p.m., London time, three Business Days before the date of the proposed Competitive Borrowing, (iii) in the case of a Fixed Rate Borrowing denominated in dollars, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing and (iv) in the case of a Fixed Rate Borrowing denominated in an Eligible Currency (other than Canadian Dollars), not later than 4:00 p.m., London time, three Business Days before the date of the proposed Competitive Borrowing; provided that (1) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (2) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (3) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (4) to the extent necessary to comply with clause (3) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (5) except pursuant to clause (4) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of at least the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple; provided further, that if a Competitive Loan must be in an amount less than the Borrowing Minimum because of the provisions of clause (4) above, such Competitive Loan may be for a minimum of $1,000,000 (or the Dollar Equivalent thereof), and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (4) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by such Borrower. A notice given by any Borrower pursuant to this paragraph shall be irrevocable.

(e) The Applicable Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the relevant Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

Section 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender, in its sole discretion, may agree to make Swingline Loans in dollars to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Facility Commitments. Notwithstanding the foregoing, unless approved by the Required Lenders, the Borrower may not request Swingline Loans hereunder while a Change in Control Standstill Period shall be in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telecopy, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. If the Swingline Lender agrees, in its sole discretion, to fund the Swingline Loan, the Administrative Agent will promptly advise the Swingline Lender of any such notice received from any Borrower. The Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to the general deposit account of the Company with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan (and if the applicable Borrower is a Borrowing Subsidiary, the Company shall make such funds available to such Borrowing Subsidiary) or to such other account as may be specified in the applicable Borrowing Request.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative

Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the relevant Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the relevant Borrower of any default in the payment thereof.

(d) This Section 2.05 shall be subject to the applicable provisions of Section 2.21 in the event any Lender becomes a Defaulting Lender.

Section 2.06. Letters of Credit.

(a) Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the dollar amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Company also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures shall not exceed the total Facility Commitments.

(c) Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., New York City time, on the Business Day immediately succeeding the date that the Company receives such notice; provided that interest at the Alternate Base Rate shall accrue and be payable on such LC Disbursement; provided further, that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h) If the Issuing Lender shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) The Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i)

of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k) This Section 2.06 shall be subject to the applicable provisions of Section 2.21 in the event any Lender becomes a Defaulting Lender.

Section 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, in case of a Loan denominated in dollars, (i) 11:00 a.m., London time, in the case of a Revolving Designated Currency Loan or a Revolving Canadian Dollar Loan, (ii) 11:00 a.m., Tokyo time, in the case of a Revolving Yen Loan or (iii) 11:00 a.m., local time, in the case of a Competitive Loan denominated in an Eligible Currency (other than Canadian Dollar), in each case to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such Class by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans available to the relevant Borrower (1) in case of a Loan denominated in dollars, promptly (but in no event later than 1:00 p.m., New York City time), by crediting the amounts so received by 12:00 noon, New York City time, in like funds, to an account of the Company maintained with the Administrative Agent in New York City, (2) in the case of Revolving Designated Currency Loans denominated in Yen, promptly (but in no event later than 12:00 noon, London time), by crediting the amounts so received by 11:00 a.m., London time, in like funds, to an account of the Company or applicable Borrower, (3) in the case of Revolving Designated Currency Loans other than those referred to in the immediately preceding subclause (2) and Revolving Canadian Dollar Loans, promptly (but in no event later than 4:00 p.m., London time), by crediting the amounts so received by 3:00 p.m., London time, in like funds, to an account of the Company or applicable Borrower, (4) in the case of Revolving Yen Loans, promptly (but in no event later than 12:00 noon, Tokyo time), by crediting the amounts so received by 11:00 a.m., Tokyo time, in like funds, to an account of the Company’s designation (in each case as designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request (and, if the applicable Borrower is a Borrowing Subsidiary, the Company shall make such funds available to such Borrowing Subsidiary)), or (5) to such other account of the applicable Borrower as may be specified in the applicable Borrowing Request or Competitive Bid Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and each Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the Federal Funds Effective Rate (in the case of a Borrowing in dollars) and (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing in an Eligible Currency) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Applicable Agent shall return to such Borrower any amount (including interest) paid by the Borrower to the Applicable Agent pursuant to this paragraph with respect to such amount.

Section 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or a CDOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing or a CDOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing or (ii) convert any Multicurrency Borrowing to an ABR Borrowing.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by hand delivery or telecopy in a form reasonably approved by the Administrative Agent and signed by the relevant Borrower, by the time and at the office at which a Borrowing Request would be required to be delivered under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a CDOR Borrowing or a Eurocurrency Borrowing;

(iv) if the resulting Borrowing is a CDOR Borrowing or a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”;

If any such Interest Election Request requests a CDOR Borrowing or a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is a Multicurrency Borrowing, in which case such Borrowing shall be continued at the end of the Interest Period applicable thereto as a Eurocurrency Revolving Borrowing with an Interest Period of a duration of one month). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Applicable Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing (except as set forth in clause (ii)(y)) and (ii) unless repaid (x) each Eurocurrency Revolving Borrowing (other than a Multicurrency Borrowing) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Multicurrency Borrowing shall be continued at the end of the Interest Period applicable thereto as a Multicurrency Borrowing with an Interest Period of a duration of one month.

(f) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a CDOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be continued at the end of the Interest Period with an Interest Period of a duration of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Applicable Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing, each CDOR Revolving Borrowing shall be continued at the end of the Interest Period with an Interest Period of a duration of one month.

Section 2.09. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Facility Commitments, the Designated Currency Commitments and the Yen Commitments shall each terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Facility Commitments, the Designated Currency Commitments or the Yen Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Company shall not terminate or reduce (A) the Facility Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures plus the total Competitive Loan Exposures would exceed the total Facility Commitments, (B) the Designated Currency Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate principal amount of the outstanding Revolving Designated Currency Loans would exceed the total Designated Currency Commitments or (C) the Yen Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate principal amount of the outstanding Revolving Yen Loans would exceed the total Yen Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Facility Commitments, the Designated Currency Commitments or the Yen Commitments under paragraph (b) of this Section at least one Business Day (or, to the extent a concurrent prepayment of Loans is required in accordance with Section 2.11, upon the minimum advance notice required in connection with such prepayment under such Section) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Facility Commitments, the Designated Currency Commitments or the Yen Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Facility Commitments, the Designated Currency Commitments or the Yen Commitments shall be permanent. Each reduction of the Facility Commitments, the Designated Currency Commitments or the Yen Commitments shall be made ratably among the Lenders, the Designated Currency Lenders or the Yen Lenders, as the case may be, in accordance with their respective Facility Commitments, Designated Currency Commitments or Yen Commitments, as applicable.

(d) Upon at least 15 days’ prior notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, subject to the terms and conditions set forth below, to increase the aggregate amount of the Facility Commitments in multiples of $500,000 up to an aggregate amount not to exceed $400,000,000 (less the amount of any Term Loan Increase made on or before the effective date of such increase) (a “Revolver Increase”). Any such increase shall apply, at the option of the Company, (x) to the Facility Commitment of one or more Lenders, if such Lender or Lenders consent to such increase, or (y) to the creation of new Facility Commitments of one or more institutions not then a Lender hereunder; provided that (i) if any such institution is not then a Lender hereunder, such institution shall be reasonably acceptable to the Administrative Agent and acceptable to the Issuing Bank, (ii) such existing or new Lender shall execute and deliver to the Company and the Administrative Agent an Assumption Agreement substantially in the form of Exhibit I hereto (an “Assumption Agreement”) and (iii) if any Revolving Loans are outstanding at the time of any such increase, the Company will, notwithstanding anything to the contrary contained in this Agreement, on the date of such increase incur and repay or prepay one or more Revolving Loans from the Lenders in such amounts so that after giving effect thereto, the Revolving Loans shall be outstanding on a pro rata basis (based on the Facility Commitments of the Lenders after giving effect to the changes made pursuant hereto on such date) from all the Lenders. Upon the effectiveness of any increase in Facility Commitments pursuant to this Section 2.09(d), Schedule 2.01(a) hereto shall be automatically amended to reflect such increase. It is understood that any increase in the amount of the Facility Commitments pursuant to this Section 2.09(d) shall not constitute an amendment or modification of this Agreement pursuant to Section 10.02. For the avoidance of doubt, no existing Revolving Lender will have any obligation to participate in any Revolver Increase.

Section 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan of such Borrower on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan of such Borrower on the earlier of the Maturity Date and the day that is (x) no more than 15 days after such Swingline Loan is made (it being understood that day one will be the day after such Swingline Loan is made and if such 15th day is not a Business Day, such Swingline Loan will be due on the next succeeding Business Day) and (y) at least two Business Days after such Swingline Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type (and, in the case of a Multicurrency Loan, the currency) thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) If, on the last day of any Interest Period for any Borrowing, the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds the total Facility Commitments, the relevant Borrower shall, on such day, prepay Revolving Loans in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing. If, on any Reset Date, the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds 105% of the total Facility Commitments, then the Borrowers shall, on the next Reset Date, prepay one or more Revolving Borrowings in an aggregate principal amount equal to the excess, if any, of the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures (in each case as of such next Reset Date) over the total Facility Commitments.

(c) If, on the last day of any Interest Period for any Multicurrency Borrowing, the Dollar Equivalent of the aggregate principal amount of outstanding Multicurrency Loans exceeds $300,000,000, the relevant Borrower shall, on such day, prepay such Multicurrency Borrowing in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing. If, on any Reset Date, the Dollar Equivalent of the aggregate principal amount of outstanding Multicurrency Loans exceeds 105% of $300,000,000, then the Borrowers shall, on the next Reset Date, prepay one or more Multicurrency Borrowings in an aggregate principal amount equal to the excess, if any, of the Dollar Equivalent of the aggregate principal amount of outstanding Multicurrency Loans (as of such next Reset Date) over $300,000,000.

(d) Within 5 Business Days after the occurrence of any Change in Control, unless the Required Lenders shall elect otherwise, the Borrowers shall (i) prepay the Loans hereunder in full plus any accrued and unpaid interest thereon and any fees payable hereunder and upon such prepayment the Commitments hereunder shall be automatically terminated and (ii) cash collateralize all outstanding Letters of Credit and reimburse all LC Disbursements. The period beginning on the effective date of any such Change in Control through the expiration of the 5 Business Day period referred to in the prior sentence shall be referred to herein as a “Change in Control Standstill Period”. Unless approved by the Required Lenders, the Borrower may not request any Loans or Letters of Credit during a Change in Control Standstill Period.

(e) The relevant Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Dollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Designated Currency Borrowing, a Eurocurrency Yen Borrowing or a CDOR Borrowing not later than 10:00 a.m., London time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Facility Commitments, the Designated Currency Commitments or the Yen Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02 (other than any partial prepayment made concurrently with a reduction of the Commitments permitted by Section 2.09(b), which may be in the amount necessary to comply with the condition to such reduction set forth in such Section). Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Facility Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Facility Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or Competitive Loan Exposure after its Facility Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure or Competitive Loan Exposure from and including the date on which its Facility Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or Competitive Loan Exposure (the “Facility Fees”). Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Facility Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Facility Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Facility Commitment terminates and the date on which such Lender ceases to have any LC

Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate per annum as may be mutually agreed between the Company and such Issuing Lender from time to time, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to, in the case of a Eurocurrency Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or, in the case of a Eurocurrency Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(d) The Loans comprising each CDOR Borrowing shall bear interest at a rate per annum equal to, in the case of a CDOR Revolving Loan, the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period for the Facility Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Facility Commitments.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, (ii) denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, CDOR Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, (i) in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan or, (ii) in the case of a Revolving Designated Currency Loan or Revolving Yen Loan, as the case may be, Designated Currency Lenders or Yen Lenders, as applicable, having Designated Currency Commitments or Yen Commitments, as applicable, representing at least 51% of the Designated Currency Commitments or Yen Commitments, as applicable, at such time) that the Adjusted LIBO Rate or the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(c) in the case of a Multicurrency Borrowing, the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that deposits in the applicable currency are not generally available, or cannot be obtained by the Multicurrency Lenders in the applicable market;

then the Administrative Agent shall give notice thereof to the Company and the Lenders or the applicable Multicurrency Lenders by telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders or the applicable Multicurrency Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency

Borrowing so requested to be continued shall, at the option of the Company, be repaid in full on the last day of the Interest Period applicable thereto, or be converted to an ABR Borrowing denominated in dollars (and in the case of a Multicurrency Borrowing, such conversion shall be made at the Exchange Rate determined by the Administrative Agent on the last day of the then current Interest Period with respect thereto), (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing (other than a Multicurrency Borrowing), such Borrowing shall be made as an ABR Borrowing and (iii) any request by any Borrower for a Eurocurrency Competitive Borrowing or a Multicurrency Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests for Eurocurrency Competitive Borrowings may be made to Lenders that are not affected thereby and, if the circumstances giving rise to such notice do not affect all applicable currencies, then requests for Eurocurrency Borrowings may be made in the currencies that are not affected thereby and, if the circumstances giving rise to such notice only affect one Type of Borrowing, then the other Type of Borrowing shall not be affected.

Section 2.15. Increased Costs; Illegality. (a) If any Governmental Authority shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund Loans, or by reference to which interest rates applicable to Loans are determined, and the result of such requirement shall be to increase the cost (other than Taxes) to such Lender of making or maintaining any Loan, and such Lender shall deliver to the Company a notice requesting compensation under this paragraph and setting forth the applicable Statutory Reserve Rate, then the Company shall pay to such Lender on each Interest Payment Date with respect to each affected Loan additional interest at a rate per annum up to but not exceeding the excess of (i) the rate otherwise applicable to such Loan (the “Applicable Interest Rate”) divided by one minus the applicable Statutory Reserve Rate over (ii) the Applicable Interest Rate.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement covered by subsection (a) above);

(ii) impose on any Lender or the London interbank market (or any other market in which the funding operations of such Lender shall be conducted with respect to any Eligible Currency) any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clause (a) of the definition of “Excluded Taxes” that are imposed on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient in respect thereof hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered; provided that with respect to clause (iii), only to the extent it is the general policy of the applicable Lender or such other Recipient at such time to seek such compensation from investment grade borrowers with the same or similar ratings in credit or loan agreements with such borrowers that provide for such compensation, and the applicable Lender or such other Recipient is in fact generally seeking such compensation from such borrowers (and, upon any request for payment, certifies to the Borrower to the effect of the foregoing).

(c) If any Lender or Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d) A certificate of a Lender or a Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender or such Issuing Lender the amount due under this Section within 10 days after receipt of the relevant certificate.

(e) Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or a Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced or be otherwise known to it prior to submission of the Competitive Bid pursuant to which such Loan was made.

(g) If any change in (including the adoption of any new) applicable Laws or legal requirements, or in the interpretation of applicable Laws or legal requirements by any Governmental Authority, has made it unlawful for any Lender to (i) perform its obligations hereunder or under any other Loan Document with respect to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, (ii) fund or maintain its participation in any Eurodollar Loan or (iii) issue, make, maintain, fund or charge interest with respect to any credit extension to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, such Lender shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and so long as such unlawfulness shall continue, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Eurodollar Loans shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice (A) each of such Lender’s then outstanding Eurodollar Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such Eurodollar Loan may not lawfully be maintained as a Eurodollar Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into an ABR Loan and (B) the Borrower shall take all reasonable actions requested by such Lender to mitigate or avoid such illegality, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any CDOR Loan, a Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any CDOR Loan or Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the conversion of any Multicurrency Loan to a dollar denominated Loan pursuant to any Section of this Agreement, (d) the failure to borrow, convert, continue or prepay any CDOR Loan or Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(e) and is revoked in accordance herewith), the failure to borrow any Eurocurrency Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any CDOR Loan, Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event (and in the case of any conversion of Multicurrency Loans to dollar Loans, such loss, cost or expense shall also include any loss, cost or expense sustained by a Multicurrency Lender as a result of such conversion). In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to consist of (in addition to any conversion losses) an amount determined by such Lender to be equal, except as otherwise provided in the final parenthetical in the preceding sentence, to the excess, if any, of (1) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan (and in the same currency as such Loan) for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (2) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the same currency from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender the amount due under this Section within 10 days after receipt of the relevant certificate.

Section 2.17. Taxes. (a) Subject to compliance with Section 2.17(f), any and all payments by or on account of any obligation of any Borrower hereunder shall be made without deduction or withholding other than any deduction or withholding on account of any Taxes that are required by law to be withheld; provided that if any Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of Indemnified Taxes been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. For purposes of this Section 2.17(c), amounts paid by any Borrower pursuant to Section 2.17(a) or (b) shall not themselves be treated as paid by the Administrative Agent or a Lender. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Lender shall deliver a copy of such certificate to the Administrative Agent.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(c) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code shall, if legally able to do so, prior to the immediately following due date of any payment by the Borrower under this Agreement, deliver to the Borrower (with a copy to the Administrative Agent) Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or, in the case of a Lender claiming exemption from U.S. federal withholding tax with respect to payments under this Agreement under section 871(h) or 881(c) of the code relating to payments of “portfolio interest”, Form W-8BEN or W-8BEN-E and a statement substantially in the form of Exhibit H, and any other certificate or statement of exemption or any subsequent version thereof or successors thereto (or, in the case of a participation or to the extent otherwise necessary, a Form W-8IMY with any required attachments, including, but not limited to, Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-9), properly completed and duly executed by such Lender claiming complete exemption, if available, or a reduced rate of United States federal withholding tax. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of a Relevant Jurisdiction, other than the United States of America, or under any treaty to which a Relevant Jurisdiction is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower (or the Administrative Agent) as will permit such payments to be made without withholding or at a reduced rate. Any Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower (or the Administrative Agent) as will establish an exemption of such Lender from backup withholding tax. Each Lender agrees that if any form or certification that such Lender previously delivered expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender under this Agreement would be subject to U.S. federal Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the relevant Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the relevant Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the relevant Borrower and the Administrative Agent as may be necessary for the relevant Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include all amendments made to FATCA after the date of this Agreement.

(h) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it is entitled to receive a refund in respect of Indemnified Taxes or Other Taxes pursuant to Section 2.17, it shall promptly notify the Borrower of the availability of such refund. If the Company requests that any Lender or the Administrative Agent (x) apply for a refund in respect of Indemnified Taxes or Other Taxes pursuant to Section 2.17 or (y) contest an Indemnified Tax or Other Tax, and the Company delivers, upon request, an opinion of counsel reasonably acceptable to such Lender or the Administrative Agent, as applicable, with respect to such refund or contest, such Lender or the Administrative Agent, as applicable, shall, at the Company’s expense, apply for such refund or contest such tax within 30 days following (i) receipt of such request from the Company or, if later, (ii) delivery of the requested opinion. If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund (whether by way of a direct payment or by offset) of any Indemnified Tax or Other Tax for which a payment has been made pursuant to Section 2.17 or realizes any credit or other tax benefit as a result of the payment of such Tax by any Borrower, which refund, credit or tax benefit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is allocable to such payment made under Section 2.17, the amount of such refund, credit or tax benefit (together with any interest received from the applicable Governmental Authority thereon) shall be paid to such Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Borrower or any other Person.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Except as set forth with respect to payments of principal of or interest on Multicurrency Loans in Schedule 2.18, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees under Section 2.10, Section 2.12, Section 2.13, Section 2.15, Section 2.16 or Section 2.17) from a payment location in the United States prior to 1:00 p.m., New York City time (in the case of payments with respect to Revolving Designated Currency Loans and Revolving Canadian Dollar Loans, prior to 11:00 a.m., London time, or in the case of payments with respect to Revolving Yen Loans, prior to 11:00 a.m., Tokyo time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time (or any other applicable time set forth with respect to Multicurrency Loans in Section 2.18) on any date may, in the discretion of the Applicable Agent (or in the case of a Competitive Loan, the applicable Lender), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the case of amounts due in dollars, to the Applicable Agent at its offices at 277 Park Avenue, Floor 22, New York, New York 10172 and (ii) in the case of amounts due in any Eligible Currency, to the Applicable Agent at its offices at 125 London Wall, London EC2Y 5AJ, United Kingdom, or at such other office as shall be specified for such currency by the Applicable Agent, except that payments to be made directly to the Swingline Lender as expressly provided herein and payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (whether of principal, interest or otherwise) shall be made in the applicable currency specified elsewhere herein or, if no currency is specified, in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans or Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in Swingline Loans and Letters of Credit of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in Swingline Loans and Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the

Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute (or cause the Applicable Agent to distribute) to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) in the case of a Borrowing in dollars, at the Federal Funds Effective Rate and (ii) in the case of a Borrowing in an Eligible Currency, at the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender or the Issuing Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender, the Issuing Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender fails to approve any waiver, modification or amendment to this Agreement requiring the consent of all Lenders or all affected Lenders which has been approved by the Required Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent such consent would be required under Section 10.04, such assignee shall have received the prior written consent of the Administrative Agent and the Issuing Lender, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and funded participations in Swingline Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

Section 2.20. Borrowing Subsidiaries.

(a) On or after the Effective Date, the Company may designate any Subsidiary of the Company as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement.

(b) If the Company shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate or a branch of such Lender to act as the Lender in respect of such Borrowing Subsidiary.

(c) As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Borrowing Subsidiary, and in any event no later than five Business Days after the delivery of such notice, if such Borrowing Subsidiary is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that is unable to meet all necessary legal, regulatory, licensing and operational requirements to lend to, establish credit for the account of and/or do any business whatsoever with such Borrowing Subsidiary directly or through an Affiliate or a branch of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing specifying in reasonable detail the applicable requirements. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Borrowing Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee Lender (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Borrowing Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Borrowing Subsidiary” hereunder.

Section 2.21. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12;

(b) the Commitments and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) except as otherwise provided in Section 2.21(d), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swingline Lender or the Issuing Lenders; third, if so determined by the Administrative Agent or requested by the Swingline Lender or any Issuing Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Company may request (so long as no Event of Default exists) to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swingline Lender or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default has occurred and is continuing, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Facility Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the relevant Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the relevant Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the relevant Borrower in accordance with Section 2.21(d), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein); and

(f) in the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans and Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the Company’s (and, as applicable, each Borrowing Subsidiary’s) corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, and each Borrowing Subsidiary Agreement with respect to any Borrowing Subsidiary (as to which a Borrowing Subsidiary Termination has not become effective) has been duly executed and delivered by the Company and such Borrowing Subsidiary and constitutes a legal, valid and binding obligation of the Borrowing Subsidiary thereunder, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore made publicly available its consolidated balance sheet at December 31, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2017, in each case reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements (including notes thereto) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Except to the extent disclosed pursuant to the Company’s public filings with the SEC, since December 31, 2017, there has been no material adverse change in the business, assets, operations or financial condition, of the Company and its Subsidiaries, taken as a whole.

Section 3.05. Properties. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any such property other than Liens permitted under Section 6.01.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that purport to affect the legality, validity or enforceability of this Agreement, any Borrowing Subsidiary Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.07. Compliance with Laws. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it (including without limitation any “margin” rules or regulations promulgated by the Board).

Section 3.08. Investment and Holding Company Status. Neither the Company nor any Borrowing Subsidiary is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.09. Taxes. Each of the Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA; Employee Benefit Plans. (a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to result, could reasonably be expected to result in a Material Adverse Effect.

(b) Foreign Benefit Plans. All foreign pension schemes (including, without limitation, each Foreign Pension Plan) sponsored or maintained by any Borrower and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Borrowing Subsidiary Agreement or delivered hereunder or thereunder (as modified or supplemented by other information so furnished or incorporated by reference therein), taken as a whole, as of the respective dates of such reports, financial statements, certificates and other written information, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward-looking statements and projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12. Subsidiaries. As of the Effective Date, the shares of capital stock of the Company’s Subsidiaries will be fully paid and non-assessable and such shares and other ownership interests will be owned by the Company, directly or indirectly, free and clear of all Liens except for Liens permitted by Section 6.01.

Section 3.13. Use of Proceeds. The proceeds of the Loans shall be applied by the Borrowers in accordance with the provisions of Section 5.08.

Section 3.14. Patriot Act. No Borrower (i) is or will become a Person or entity described by Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Borrower is acting for or on behalf of any Person on any list promulgated under the Patriot Act; or (ii) is in violation of the Patriot Act.

Section 3.15. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and to the knowledge of the Company, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Rich Mattessich, Vice President, Associate General Counsel and Assistant Corporate Secretary, and Shearman & Sterling LLP, special New York counsel for the Company, substantially in the form of Exhibit D-1 and D-2, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chairman, the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) (including the representations and warranties set forth in Section 3.04) and (b) of Section 4.03.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) (x) All Loans owing to lenders under the Existing Credit Agreement, together with accrued interest thereon and accrued fees and all other amounts payable under the Existing Credit Agreement shall have been paid (or shall be paid substantially simultaneously with the Effective Date) and the Existing Credit Agreement and all commitments thereunder shall have been terminated and (y) the Administrative Agent shall have received evidence reasonably satisfactory to it of the foregoing.

(g) The Lenders shall have received copies of all the financial statements referred to in Section 3.04, and all such financial statements shall be consistent in all material respects with other information previously provided to the Lenders.

Financial statements required to be delivered pursuant to Section 4.01(g) above shall be deemed to have been delivered on the date on which such financial statements have been made publicly available substantially consistent with the disclosure provisions of Section 5.01

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. [Reserved]

Section 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement (other than the representation and warranty set forth in Section 3.04(b)) and, in the case of a Borrowing by a Borrowing Subsidiary, the representations and warranties of such Borrowing Subsidiary in its Borrowing Subsidiary Agreement, shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct as so qualified on and as of the date of such Borrowing or (ii) if such representation and warranty is not so qualified, true and correct in all material respects, in each case on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (other than any continuation or conversion of Loans) shall be deemed to constitute a representation and warranty by the Company and, if applicable, the relevant Borrowing Subsidiary on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.04. Each Borrowing Subsidiary Credit Event. The obligation of each Lender to make Loans hereunder to any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of such Borrowing Subsidiary’s Borrowing Subsidiary Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page thereof) that such party has signed a counterpart of such Borrowing Subsidiary Agreement.

(b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), substantially in the form of Exhibit E, and covering such other matters relating to such Borrowing Subsidiary or its Borrowing Subsidiary Agreement as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions relating to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have been cash collateralized, expired or terminated, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with a copy for each Lender):

(a) after the end of each fiscal year of the Company and within the period required by the Securities and Exchange Commission (“SEC”) for publicly reporting companies (including any extension of such period permitted by the SEC), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case comparative figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) after the end of each of the first three fiscal quarters of each fiscal year of the Company and within the period required by the SEC for publicly reporting companies (including any extension of such period permitted by the SEC), its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and statements of cash flow for the then elapsed portion of the fiscal year, setting forth in each case comparative figures for the corresponding periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five Business Days following delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07 below and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 affecting the Company and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided that the information required by clause (iii) of this paragraph shall be deemed to have been provided if it is included in financial statements delivered to the SEC under clause (a) or (b) above;

(d) promptly after the same become publicly available, copies of all periodic and other material reports (other than reports relating to employee benefit matters or employment plans) and proxy statements filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and all material amendments to any of the foregoing;

(e) after S&P or Fitch shall have announced a change in the Index Debt Rating established or deemed to have been established, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) above shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company’s website (it being understood that if such website includes an option to subscribe to a free service alerting subscribers by email of new SEC filings, such notice shall be deemed to have been provided) on the Internet at www.dnb.com (or any successor or replacement website thereof), at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge. Such notice may be included in a certificate delivered pursuant to Section 5.01(c).

Section 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or that the Company believes could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02; and provided, further, that neither the Company nor any of its Material Subsidiaries shall be required to preserve any right, license, permit, privilege or franchise if the board of directors of the Company or such Material Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Company and its Subsidiaries taken as a whole.

Section 5.04. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that any such insurance may be maintained through a program of self-insurance to the extent deemed prudent by the Company in its reasonable business judgment (which determination shall take into account the self-insurance practices customary among such companies, to the extent the Company has knowledge thereof without any investigation).

Section 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, the case of a foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such foreign Subsidiary). The Company will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent on its own initiative or at the request of the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that neither the Company nor any of its Material Subsidiaries shall be required to disclose to the Administrative Agent, any Lender or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with, or confidential obligation owed to, third parties.

Section 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company will not, and will not permit any Borrowing Subsidiary to, request any Borrowing or Letter of Credit, and the Company will not use or permit any Borrowing Subsidiary to use, and will use its reasonable best efforts through enforcement of its aforementioned compliance policies and procedures to provide that its other Subsidiaries and the directors, officers, employees and agents of the Company and its Subsidiaries will not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used to refinance the Existing Credit Agreement and for general corporate purposes. No part of the proceeds of any Loan will be used by the Company or its Subsidiaries, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have been cash collateralized, expired or terminated, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 6.01. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or any Lien on any asset of any Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(d) any Lien on any asset (i) initially securing Indebtedness (including, without limitation, Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset or (ii) securing Indebtedness incurred to extend, renew, refinance or replace the Indebtedness then secured by such Lien, provided that (x) such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof and (y) the principal amount of Indebtedness secured by such Lien shall not be increased in connection with any extension, renewal, refinancing or replacement of such Indebtedness (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(e) any Lien (i) arising in connection with the financing of accounts receivable by the Company or any of its Subsidiaries, provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $250,000,000 and (ii) arising under a capital lease in connection with any transaction permitted by Section 6.04;

(f) any Lien on any property sold or transferred pursuant to a transaction permitted under Section 6.04;

(g) any Lien in favor of the Company or any Subsidiary granted by the Company or any Subsidiary in order to secure any intercompany obligations;

(h) any Lien granted or arising in connection with any legal proceeding to the extent such proceeding has not resulted in an Event of Default under paragraph (k) of Section 7.01; and

(i) any Lien to secure Indebtedness and other obligations if, at any date, immediately after the incurrence thereof, the sum (without duplication) of all amounts secured by Liens which would not be permitted but for this clause Section 6.01(i) does not at such time exceed $250,000,000.

Section 6.02. Fundamental Changes. (a) The Company will not (i) merge or consolidate with any other Person or (ii) permit any Designated Subsidiary to merge or consolidate with any other Person, except that (1) the Company and any Designated Subsidiaries may merge into or consolidate with each other, (2) the Company may merge or consolidate with any other Person in accordance with subsection (c) and (3) any Designated Subsidiary may merge or consolidate with any other Person so long as the surviving entity of such merger or consolidation is a Designated Subsidiary. The Company will not, and will not permit any Designated Subsidiary to, liquidate or dissolve except in connection with any transaction permitted by the foregoing clauses (i) and (ii).

(b) (i) The Company will not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or all or substantially all of the stock or other equity interests of any Designated Subsidiary and (ii) the Company will not permit any Designated Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of such Designated Subsidiary and its subsidiaries, taken as a whole, except (1) the Company and any Designated Subsidiaries may consummate any transaction described in clause (i) or (ii) with the Company or any other Designated Subsidiary and (2) the Company may consummate any transaction described in clause (i) in accordance with subsection (c).

(c) The Company may consummate any of the transactions described in clauses (a)(i) and (b)(i) of this Section if (i) the surviving corporation in any such merger or consolidation or the Person which acquires all or substantially all of the assets of the Company and its consolidated Subsidiaries or all or substantially all of the capital stock or other equity interests of a Designated Subsidiary shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (the “Successor Corporation”) and shall expressly assume, pursuant to documentation in form reasonably satisfactory to the Required Lenders, the due and punctual payment of the principal of and interest on the Loans and all other amounts payable under this Agreement and the payment and performance of every covenant hereof on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, (x) the Company and its Subsidiaries are in compliance, on a pro-forma basis, with the covenants contained in Sections 6.06 and 6.07 recomputed as of the last day of the most recently ended fiscal quarter of the Company, as if such transaction had occurred on the first day of each relevant period for testing such compliance and (y) the Company shall have delivered to the Lenders, at least 10 Business Days prior to the consummation of any such transaction, a certificate of a Financial Officer of the Company certifying that the condition precedent set forth in clause (iii)(x) with respect to such transaction will be complied with and setting forth in reasonable detail the calculations required to demonstrate such compliance and the assumptions used by the Company to make such calculations.

(d) The Company will not permit any Borrowing Subsidiary to merge, consolidate, liquidate or dissolve unless, in addition to the conditions set forth in clause (a) of this Section (if applicable), the surviving entity, or the entity into which such Borrowing Subsidiary liquidates or dissolves, is a Borrower and assumes all Obligations of such Borrowing Subsidiary.

(e) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

Section 6.03. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (considering such transactions and all other related transactions as a whole) and (b) transactions between or among the Company and its Subsidiaries.

Section 6.04. Sale and Lease-Back Transactions. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person (other than a Subsidiary) whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such arrangement or arrangements with an aggregate sale price not exceeding at any time $250,000,000.

Section 6.05. Subsidiary Indebtedness. The Company will not permit the aggregate principal amount of Indebtedness of its Subsidiaries (excluding any Indebtedness of a Subsidiary (a) owed to the Borrower or another Subsidiary; (b) outstanding hereunder; (c) outstanding as of the date such Person becomes a Subsidiary so long as such date is after the date hereof; (d) as an account party in respect of letters of credit entered into in the ordinary course of business; (e) in respect of current accounts payable and accrued expenses incurred in the ordinary course of business; (f) evidenced by Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and (g) incurred to finance the acquisition, construction or improvement of any non-current asset; provided that (i) the aggregate principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving any such property or asset and (ii) such Indebtedness is incurred within 180 days of the date of acquisition, construction or improvement of any such property or asset) at any time outstanding to exceed 10% of the Tangible Assets at such time.

Section 6.06. Total Debt to EBITDA Ratio. The Total Debt to EBITDA Ratio will not exceed 4.0 to 1.0 at the end of any fiscal quarter of the Company (commencing with the first full fiscal quarter ended after the Effective Date) provided, that the maximum Total Debt to EBITDA Ratio permitted hereunder shall increase to (x) 4.50 to 1.0 for any fiscal quarter during which a Material Acquisition occurs and the following fiscal quarter and (y) 4.25 to 1.0 for the following two full fiscal quarters, and thereafter, the required Total Debt to EBITDA Ratio shall revert to 4.00 to 1.00.

Section 6.07. Interest Coverage Ratio. The Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company will not be less than 3.0 to 1.0 (tested commencing with the first full fiscal quarter ended after the Effective Date).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events Of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan of such Borrower when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan of such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable by such Borrower under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement, any Borrowing Subsidiary Agreement or any amendment or modification hereof or thereof, or in any certificate or other document furnished pursuant to or in connection with this Agreement, any Borrowing Subsidiary Agreement or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Company’s existence), Section 5.08 or in Article 6;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any Borrowing Subsidiary Agreement (other than those specified in clause (a), (b), (c) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (so long as such Indebtedness is paid when due (or within any applicable grace period)) or (ii) any Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Indebtedness is so prepaid in full with such proceeds when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (excluding any amount of such judgment as to which an applicable third-party insurer has not disavowed liability) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action, which shall not be effectively stayed, shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(m) the Company shall fail to observe or perform any covenant, condition or agreement contained in Article 9 or the guarantee of the Company hereunder shall not be (or shall be claimed by the Company or any Subsidiary not to be) valid or in full force and effect; or

(n) (i) the Company shall have merged or consolidated with any Person or any Person shall have acquired all or substantially all of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or all or substantially all of the capital stock or other equity interests of any Designated Subsidiary, (ii) either the Company or the Person with which it is merging or consolidating or the Person which is acquiring such assets or capital stock or other equity interests shall at the time of such merger or consolidation or acquisition have been rated by a rating agency and (iii) the Successor Corporation shall not have in effect a rating of at least Baa3 from Moody’s, BBB- from Fitch or BBB- from S&P on the 90th day following the consummation of such merger or consolidation or acquisition, as the case may be;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may (with the consent of the Required Lenders), and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to the Company described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in the case of any event with respect to any Borrowing Subsidiary described in clause (h) or (i) of this Section, (i) the eligibility of such Borrowing Subsidiary to borrow shall thereupon terminate and (ii) the Loans of such Borrowing Subsidiary shall become immediately due and payable, together with accrued interest thereon and all fees and other obligations thereunder of such Borrowing Subsidiary accrued thereunder, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrowing Subsidiary.

Section 7.02. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 7.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% of the LC Exposure (exclusive of the LC Exposure of any Defaulting Lender), pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that, upon the occurrence of any Event of Default specified in clause (h) or (i) of Section 7.01, with respect to any Borrower, each Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Borrowing Subsidiary Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any Borrowing Subsidiary Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor (and, at any time when no Default shall have occurred and is continuing, with the prior written consent of the Company). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Syndication Agents and the Documentation Agents, in their capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 9

GUARANTEE

In order to induce the Lenders to extend credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations. The Company further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other agreement; (c) the failure of any Lender to exercise any right or remedy against any Borrowing Subsidiary; or (d) any law or regulation of any jurisdiction or any other event affecting the term of any of the Obligations.

The Company further agrees that its agreement hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company or any other Borrower as a matter of law or equity.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the judgment of any applicable Lender, not consistent with the protection of its rights or interests, then, at the election of any applicable Lender, the Company shall make payment of such Obligation in dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any Obligation, each Lender shall, in a reasonable manner, assign the amount of such Obligation owed to it and so paid to the Company, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

Upon payment by the Company of any sums as provided above, all rights of Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it in care of the Company at 103 JFK Parkway, Short Hills, New Jersey 07078, Attention of Treasurer (email: guinnesseyk@dnb.com), with a copy to Attention of Chief Legal Officer at the same address (email: HillC@DNB.com);

(ii) if to the Administrative Agent, to JPMorgan Loan Services, JPMorgan Chase Bank, 10 South Dearborn, Floor 7, Chicago, IL 60603-2003, Attention of LaDesiree Williams (Telecopy No. 888-303-9732), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 22, New York, NY 10172, Attention of James Knight (Telecopy No. (646) 534-0698);

(iii) if to the London Agent, to JPMorgan Loan Services, JPMorgan Chase Bank, 10 South Dearborn, Floor 7, Chicago, IL 60603-2003, Attention of LaDesiree Williams (Telecopy No. 888-303-9732), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 22, New York, NY 10172, Attention of James Knight (Telecopy No. (646) 534-0698);

(iv) if to the Swingline Lender, to JPMorgan Loan Services, JPMorgan Chase Bank, 10 South Dearborn, Floor 7, Chicago, IL 60603-2003, Attention of LaDesiree Williams (Telecopy No. 888-303-9732), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 22, New York, NY 10172, Attention of James Knight (Telecopy No. (646) 534-0698);

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(vi) if to any other party, such address (or telecopy number) as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any Borrowing Subsidiary Agreement nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders (and, in the case of a Borrowing Subsidiary Agreement, the applicable Borrowing Subsidiary); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from, or limit or condition, its obligations under Article 9, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Lender hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Lender, as the case may be.

Notwithstanding the foregoing, the definition of “EBITDA” may be amended to replace the reference to “June 30, 2019” in the second proviso thereof to “Maturity Date” and the Required Lenders shall be deemed to have consented to such amendment so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any Borrowing Subsidiary Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of no more than one counsel for the Administrative Agent and one counsel for the Lenders (unless representation of the Lenders by the same counsel would be inappropriate due to actual or potential conflicts of interests among them, in which case the Lenders shall have right to separate counsel, at the expense of the Company) in connection with the enforcement or protection of its rights in connection with this Agreement or any Borrowing Subsidiary Agreement, including its rights under this Section, or the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, (i) no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Borrower or any Affiliate (excluding indemnification claims under paragraph (b) of this Section) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including any Borrowing Subsidiaries) and their respective successors and assigns permitted hereby, except that (i) except as permitted under Section 6.02(c), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any Borrowing Subsidiary Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default with respect to Sections 7.01(a), (h), (i) or (j) has occurred and is continuing, any other Assignee, provided, further, that Company shall be deemed to have consented to any such assignment unless it shall object thereto within ten Business Days after having received a written request for consent; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of each Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent consent; provided that no consent of the Company shall be required if an Event of Default with respect to Sections 7.01(a), (h), (i) or (j) has occurred and is continuing;

(B) each partial assignment of any Commitment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to such Commitment (and the Loans made pursuant to such Commitment and at the time owing to it) under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording pursuant to paragraph (b)(i) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 10.03). Notwithstanding any other provision of this Agreement, if any Lender shall assign any of its rights or obligations hereunder to any assignee (including an Affiliate of such Lender) that, but for this sentence, would be entitled, immediately following such assignment, to claim a greater amount than such assigning Lender under Section 2.15, Section 2.16 and Section 2.17, such assignee shall not have the right to claim such greater amount; provided that nothing in this sentence shall limit the right of any such assignee to make claims (x) for amounts not in excess of those that could have been claimed by the assigning Lender, (y) to the extent such claims arise from one or more Changes in Law, or from the designation of one or more Borrowing Subsidiaries, or (z) from a change in the office, branch or other place of business from which any payment hereunder is made by any Borrower, in each case after the date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the limitations set forth in, paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 , to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s rights and obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any of the Lender’s rights and obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such right and/or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01 or Section 2.04, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) all credit decisions (including without limitation any decisions with respect to amendments and waivers) will continue to be made by the Granting Lender (and, if such Loan is a Competitive Loan, shall be deemed to utilize the Commitments of all the Lenders). The making of a Loan by an SPC hereunder shall utilize the Commitments of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (1) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender in connection with liquidity and/or credit facilities to or for the account of such SPC to fund such Loans and (2) subject to the provisions of Section 10.12, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the Borrowing Subsidiary Agreements and the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default (other than a Default which has been waived in accordance with Section 10.02) or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (excluding any Borrowing Subsidiaries), and thereafter shall be binding upon and inure to the benefit of the parties hereto (including any Borrowing Subsidiaries) and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including portable document format or “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender and its Affiliates to or for the credit or the account of any Borrower against any of and all the amounts then due and owing by the Borrower under this Agreement to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and its Affiliates may have.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower, and, other than in connection with any action or proceeding involving a Borrowing Subsidiary that is not a Domestic Borrowing Subsidiary, each other party hereto, hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement to enforce any judgment obtained against any Borrower or its properties in the courts of any other jurisdiction.

(c) Each Borrower, and, other than in connection with any action or proceeding involving a Borrowing Subsidiary that is not a Domestic Borrowing Subsidiary, each other party hereto, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement (including any Borrowing Subsidiaries) irrevocably consents to service of process in the manner provided for notices in Section 10.01, and any such Borrowing Subsidiaries hereby appoint the Company as agent for service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or (i) on a confidential basis to (i) any rating agency, solely to the extent required by such agency in connection with the rating of the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency, solely to the extent required by the CUSIP Service Bureau or such agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder; provided, that prior to any such disclosure, such rating agency, CUSIP Service Bureau, or other similar agency, as applicable, shall have agreed in writing to maintain the confidentiality of such Information and the Company shall have been given prior notice as to what Information will be disclosed. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.15. European Economic and Monetary Union. (a) Definitions. In this Section 10.15 and in each other provision of this Agreement to which reference is made in this Section 10.15 expressly or impliedly, the following terms have the meanings given to them in this Section 10.15:

“Euro” means the single currency of Participating Member States; and

“Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.

(b) Loans. Any Loan in the currency of a Participating Member State shall be made in Euros.

(c) Payments to the Administrative Agent. Section 2.06 and Section 2.18 shall be construed so that, in relation to the payment of any amount of Euros, such amount shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in Frankfurt am Main, Germany (or such other principal financial center in such Participating Member State) as the Administrative Agent may from time to time nominate for this purpose.

(d) Change of Currency. Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(e) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(f) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 10.16. Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

Section 10.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down    and Conversion Powers of any EEA Resolution Authority.

Section 10.18. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that the Administrative Agent has a financial interest in the transactions contemplated hereby in that the Administrative Agent or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.19. No Fiduciary Duty, etc. The Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and its Affiliates. The Borrower acknowledges and agrees that nothing in this Agreement will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Borrower or its Affiliates, on the other, except those obligations expressly set forth herein. Each Borrower acknowledges and agrees that (a) the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder) are arm’s length commercial transactions between the Lender Parties, on the one hand, and the Borrowers, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights and remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Borrower or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in this Agreement and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrowers, their respective Affiliates or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. Each Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or agency duty or similar duty to such Borrower, in connection with the transactions contemplated hereby or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Kathleen Guinnessey
	Name:	Kathleen Guinnessey
	Title:	Treasurer and Investor Relations Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ James A. Knight
	Name:	James A. Knight
	Title:	Executive Director

[Signature Page to Revolving Loan Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Laura H. McAulay
Name: Laura H. McAulay
Title: Senior Vice President

[Signature Page to Revolving Loan Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Barrett D. Bencivenga
Barrett D. Bencivenga
Managing Director

[Signature Page to Revolving Loan Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Johnetta Bush
	Name:	Johnetta Bush
	Title:	Director

[Signature Page to Revolving Loan Credit Agreement]

HSBC Bank USA, N.A. as a Lender

By:	/s/ Robert Moravec
	Name:	Robert Moravec
	Title:	Senior Vice President

[Signature Page to Revolving Loan Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Liwei Liu
	Name:	Liwei Liu
	Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Garreth Boyle
	Name:	Garreth Boyle
	Title:	Senior Vice President

[Signature Page to Revolving Loan Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Brian Haldane
	Name:	Brian Haldane
	Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Shreya Shah
Name: Shreya Shah
Title: Senior Vice President

[Signature Page to Revolving Loan Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Sid Khanolkar
Name: Sid Khanolkar
Title: Director

[Signature Page to Revolving Loan Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Peter J. Hallan
	Name:	Peter J. Hallan
	Title:	Vice President

[Signature Page to Revolving Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Amir Barash
	Name:	Amir Barash
	Title:	Director
Executed in New York

[Signature Page to Revolving Loan Credit Agreement]

The Governor and Company of the Bank of Ireland, as a Lender

By:	/s/ Cora Phelan
	Name:	Cora Phelan
	Title:	Senior Manager

By:	/s/ Conor Linehan
	Name:	Conor Linehan
	Title:	Associate Director

[Signature Page to Revolving Loan Credit Agreement]

SCHEDULE 2.01(a)

Facility Commitments

Lender	Commitment	Commitment Percentage
JPMorgan Chase Bank, N.A.	$142,307,692.32	14.23%
Bank of America	$115,384,615.38	11.54%
Citizens Bank, N.A.	$115,384,615.38	11.54%
SunTrust Bank	$88,461,538.46	8.85%
HSBC Bank USA, N.A.	$88,461,538.46	8.85%
MUFG Bank, Ltd.	$88,461,538.46	8.85%
PNC, National Association	$88,461,538.46	8.85%
Bank of Montreal	$69,230,769.23	6.92%
TD Bank, N.A.	$53,846,153.85	5.38%
Wells Fargo Bank, N.A.	$53,846,153.85	5.38%
Northern Trust	$42,307,692.31	4.23%
Barclays Bank PLC	$26,923,076.92	2.69%
The Governor and Company of the Bank of Ireland	$26,923,076.92	2.69%

TOTAL	$1,000,000,000	100%

SCHEDULE 2.01(b)

Designated Currency Commitments

Designated Currency Lender	Commitment
JPMorgan Chase Bank, N.A.	$42,692,307.68
Bank of America	$34,615,384.62
Citizens Bank, N.A.	$34,615,384.62
SunTrust Bank	$26,538,461.54
HSBC Bank USA, N.A.	$26,538,461.54
MUFG Bank, Ltd.	$26,538,461.54
PNC, National Association	$26,538,461.54
Bank of Montreal	$20,769,230.77
TD Bank, N.A.	$16,153,846.15
Wells Fargo Bank, N.A.	$16,153,846.15
Northern Trust	$12,692,307.69
Barclays Bank PLC	$8,076,923.08
The Governor and Company of the Bank of Ireland	$8,076,923.08

TOTAL	$300,000,000

SCHEDULE 2.01(c)

Yen Commitments

Yen Lender	Commitment
JPMorgan Chase Bank, N.A.	$3,557,500
Bank of America	$2,885,000
Citizens Bank, N.A.	$2,885,000
SunTrust Bank	$2,212,500
HSBC Bank USA, N.A.	$2,212,500
MUFG Bank, Ltd.	$2,212,500
PNC, National Association	$2,212,500
Bank of Montreal	$1,730,000
TD Bank, N.A.	$1,345,000
Wells Fargo Bank, N.A.	$1,345,000
Northern Trust	$1,057,500
Barclays Bank PLC	$672,500
The Governor and Company of the Bank of Ireland	$672,500

TOTAL	$25,000,000

SCHEDULE 2.18

Payments on Multicurrency Loans

Pounds Sterling:

New York City, New York or London, England

Euros:

New York City, New York or London, England

Japanese Yen:

New York City, New York or London, England

Canadian Dollar:

London, England

SCHEDULE 6.01

Existing Liens

LEGAL ENTITY:	Dun & Bradstreet, Inc.
Secured Party:	SG Equipment Finance USA Corp.
Collateral:	Hardware and other personal property

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

Reference is made to the $1,000,000,000 Credit Agreement dated as of June 19, 2018 (as amended, modified, supplemented or waived, the “Credit Agreement”), among The Dun & Bradstreet Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

1. The Assignor named below hereby sells and assigns, without recourse to the Assignor, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse to the Assignor, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, (i) the interests set forth below in the Commitments specified below of the Assignor on the Assignment Date, and all Loans, owing to the Assignor which are outstanding on the Assignment Date and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person arising under or in connection with the Credit Agreement, documents delivered pursuant thereto or the transactions governed thereby. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(f) of the Credit Agreement, and (ii) if the Assignee is not already a Lender under the Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent.

3. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Facility	Principal Amount Assigned (and identifying information as to individual Competitive Loans, if any)	Percentage Assigned of each Commitment (set forth, to at least 8 decimals, as a percentage of the aggregate of all such Commitments)
[Facility Commitment Assigned:]	$		%
[Designated Currency Commitment Assigned:]
[Yen Commitment Assigned:]
[Canadian Dollar Commitment Assigned]
[Revolving Yen Loans],	$		%
[Revolving Designated Currency Loans],
[Revolving Dollar Loans]
[Revolving Canadian Dollar Loans]
Competitive Loans	$		%

The terms set forth herein are hereby agreed to:

Consented to and Accepted (if required):

, as Assignor	THE DUN & BRADSTREET CORPORATION

By:	By:
Name:	Name:
Title:	Title:

, as Assignee	Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

[FORM OF]

REVOLVING BORROWING NOTICE

Date: [•], 2018

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 South Dearborn

Floor L2

Chicago, IL 60603

Attention: Ladesiree Williams

Telecopier No.: (312) 732-2007

Ladies and Gentlemen:

Reference is made to the $1,000,000,000 Credit Agreement dated as of June 19, 2018 (as amended, modified, supplemented or waived, the “Credit Agreement”), among The Dun & Bradstreet Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it hereby requests a Borrowing and in connection therewith sets forth below the information relating to such proposed Borrowing as required by Section 2.03 of the Credit Agreement.

1. The proposed Borrowing Date is [•], 201[•].1

2. The aggregate amount of the proposed Borrowing is [•].

[1]	Date must be a Business Day.

B-1

3. The proposed Borrowing will be an [ABR][Eurocurrency] Borrowing.

4. [The currency of Eurocurrency Loans made as part of the proposed Borrowing is [dollars][Yen][Canadian Dollar][Designated Currency].]2

5. [The duration of the initial Interest Period with respect to Eurocurrency Loans made as part of the proposed Borrowing will be [one month][two months][three months][six months].]3

6. The aggregate amount of the proposed Borrowing shall be disbursed to the account of the Borrower described below:

Beneficiary: [•]

Bank: [•]

SWIFT/BIC code: [•]

Account no.: [•]

Location of Account: [•]4

6. The location from which payments of the principal and interest on Revolving [Yen] [Canadian Dollar][Designated Currency] Loans will be made is [•].5

Very truly yours,

[BORROWER]

By:
Title:

By:
Title:

[2]	Applicable only to Eurocurrency Loans, if any.
[3]	Applicable only to Eurocurrency Loans, if any.
[4]	Must comply with Section 2.06 of the Credit Agreement.
[5]	Must comply with Section 2.18 of the Credit Agreement.

B-2

EXHIBIT C

[FORM OF] COMPETITIVE BID REQUEST

Date: [•], 2018

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 South Dearborn

Floor L2

Chicago, IL 60603

Attention: Ladesiree Williams

Telecopier No.: (312) 732-2007

Reference is made to the $1,000,000,000 Credit Agreement dated as of June 19, 2018 (as amended, modified, supplemented or waived, the “Credit Agreement”), among The Dun & Bradstreet Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

This is a Competitive Bid Request for Competitive Loans pursuant to Section 2.04 of the Credit Agreement as follows:

1. The proposed Borrowing Date of the Competitive Loans is [•], 201[•].6

2. The aggregate amount of the proposed Borrowing of Competitive Loans is [•].

3. The proposed Borrowing of Competitive Loans will be a [Eurocurrency][Fixed Rate] Borrowing.

[6]	Date must be a Business Day.

C-1

4. The duration of the initial Interest Period will be [[one month][two months][three months][six months]]7 [the period commencing on the proposed Borrowing Date and ending on [•]].8

5. The aggregate amount of the proposed Borrowing of Competitive Loans shall be disbursed to the account of the Borrower described below:

Beneficiary: [•]

Bank: [•]

SWIFT/BIC code: [•]

Account no.: [•]

Location of Account: [•]9

6. The location from which payments of the principal and interest on the proposed [Yen][Designated Currency] Borrowing will be made is [•].10

Very truly yours,

[BORROWER]

By:
Title:

By:
Title:

[7]	Applicable to Eurocurrency Borrowings.
[8]	Applicable to Fixed Rate Borrowings. Interest period must be not less than one day or more than 360 days.
[9]	Must comply with Section 2.06 of the Credit Agreement.
[10]	Must comply with Section 2.18 of the Credit Agreement.

C-2

EXHIBIT D-1

OPINION OF COUNSEL FOR THE BORROWER

[    ], 2018

To the Persons listed in Schedule A

The Dun & Bradstreet Corporation

Ladies and Gentlemen:

I am Vice President, Associate General Counsel & Assistant Corporate Secretary of the Company and have acted as counsel to the Company in connection with the preparation, execution and delivery of the $1,000,000,000 Five Year Credit Agreement, dated as of June 19, 2018 (the “Credit Agreement”) with the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A and Citizens Bank, N.A., as Syndication Agents and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents (collectively, the “Agents”). This opinion is delivered to you pursuant to Section 4.01(b) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

In connection with this opinion, I have examined a copy of the Credit Agreement signed by the Company and the Agents. I have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of officers and representatives of the Company. In addition, I have examined, and have relied as to matters of fact, upon the representations made in the Credit Agreement.

D-1-1

In rendering the opinions set forth below, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons (other than employees of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I have assumed without independent investigation that the Credit Agreement constitutes a valid and legally binding obligation of the Administrative Agent and the Lenders.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and comments set forth herein, I am of the opinion that:

1. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action and, if required, action of the stockholders of the Company. The Credit Agreement has been duly executed and delivered by the Company.

3. The Transactions consummated on the date hereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) the Delaware General Corporation Law or (ii) the charter or by-laws of the Company or (iii) any order of any Governmental Authority applicable to the Company, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset or the Company or any of its Material Subsidiaries.

D-1-2

4. To my knowledge, after due inquiry, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting the Company or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that purport to affect the legality, validity or enforceability of the Credit Agreement or the Transactions.

The opinions expressed in clause (a) and (b)(i) of paragraph 3 above are limited to (x) with respect to clause (a) of paragraph 3, applicable New York laws and regulations and the Delaware General Corporation Law and (y) with respect to clause (b)(i) of paragraph 3, to the Delaware General Corporation Law, which, with respect to both clauses (x) and (y) of this paragraph, in my experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Credit Agreement.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

I am a member of the Bar of the State of New York and I do not express any opinion on any laws other than the law of the State of New York and the General Corporation Law of the State of Delaware.

D-1-3

This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation without my prior written consent.

Very truly yours,

[ ]

D-1-4

SCHEDULE A

JPMorgan Chase Bank. N.A., as Administrative

Agent and the initial Lenders under the

Credit Agreement referred to in

the foregoing opinion letter.

D-1-5

EXHIBIT D-2

OPINION OF SPECIAL COUNSEL FOR THE BORROWER

June [     ], 2018

To JPMorgan Chase Bank, N.A., as Administrative Agent,

and the Lenders listed in Schedule A

The Dun & Bradstreet Corporation

Ladies and Gentlemen:

We have acted as counsel to The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of the $1,000,000.00 Five-Year Credit Agreement, dated as of June 19, 2018 (the “Credit Agreement”), with the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., and Citizens Bank, N.A., as Syndication Agents and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. This opinion is furnished to you pursuant to Section 4.01(b) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed an executed copy of the Credit Agreement.

We have also reviewed originals or copies of such other records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Credit Agreement and other documents, we have assumed:

The genuineness of all signatures.

The authenticity of the originals of the documents submitted to us.

The conformity to authentic originals of any documents submitted to us as copies.

As to matters of fact, the truthfulness of the representations made in the Credit Agreement and in certificates of public officials and officers of the Company.

That the Credit Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

D-1-1

That:

The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

The Company has full power to execute, deliver and perform, and has duly executed and delivered the Credit Agreement.

The execution, delivery and performance by the Company of the Credit Agreement has been duly authorized by all necessary action (corporate or otherwise) and does not:

contravene its Restated Certificate of Incorporation or Amended and Restated Bylaws;

except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Credit Agreement, or if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Credit Agreement, or the transactions governed by the Credit Agreement. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, any law, rule or regulation that is applicable to the Company, the Credit Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Credit Agreement, or any of its affiliates due to the specific assets or business of such party or such affiliate.

D-1-2

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The execution and delivery by the Company of the Credit Agreement does not, and the performance by the Company of its obligations thereunder will not, result in a violation of Generally Applicable Law.

2. The Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. The Company is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Our opinions expressed above are subject to the following qualifications:

(a) Our opinion in paragraph 2 is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion in paragraph 2 is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to Section 10.08 of the Credit Agreement to the extent that such Section permits set off to be made without notice.

(d) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Credit Agreement to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm, or violations of securities laws.

(e) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(f) We express no opinion with respect to Section 10.09 of the Credit Agreement to the extent that such Section (i) contains a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States, (ii) implies that a federal court of the United States has subject matter jurisdiction, or (iii) purports to grant any court exclusive jurisdiction.

(g) We express no opinion as to the characterization of the Credit Agreement for tax or accounting purposes.

(h) We express no opinion with respect to any provision purporting to bind any party to enter into an agreement or to agree any matter after the date of the execution of the Credit Agreement.

(i) Our opinions are limited to (i) Generally Applicable Law and (ii) in the case of our opinion in paragraph 3, the Investment Company Act, and we do not express any opinion herein concerning any other federal or state law or regulation.

D-1-3

(j) We express no opinion with respect to the effect of Section 10.17 of the Credit Agreement, or with respect to the effect of any Bail-In Action (as defined in the Credit Agreement).

The opinions expressed in this letter are solely for the benefit of the addressees and any successor to the Administrative Agent pursuant to Article 8 of the Credit Agreement, in each case in connection with the Credit Agreement. We consent to reliance on the opinions expressed herein, solely in connection with the Credit Agreement, by any party that becomes, subsequent to the date of this opinion letter, a Lender in accordance with the provisions of the Credit Agreement (each an “Additional Lender”) as if this opinion letter were addressed and delivered to such Additional Lender on the date hereof, on the condition and understanding that: (i) in no event shall any Additional Lender have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Additional Lender that becomes a Lender by assignment, any greater rights than its assignor, (ii) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (iii) any such reliance also must be actual and reasonable under the circumstances existing at the time such Additional Lender becomes a Lender, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such Additional Lender at such time.

This opinion letter is rendered to you in connection with the transactions contemplated by the Credit Agreement. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Very truly yours,

DMG/PGH/HH/PS/BE/JI

D-1-4

SCHEDULE A

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Citizens Bank, N.A.

[Additional Lenders]

D-2-1

EXHIBIT E

OPINION OF COUNSEL FOR BORROWING SUBSIDIARY

[Effective Date]

To the Lenders and the Administrative

    Agent Referred to Below

[c/o JPMorgan Chase Bank, N.A., as

    Administrative Agent

277 Park Avenue

New York, New York 10017]

Dear Sirs:

We have acted as counsel for [                    ], a [        ] corporation (the “Borrower”), in connection with (i) the Borrowing Subsidiary Agreement dated as of                      (the “Agreement”), among The Dun & Bradstreet Corporation, (the “Company”), the Borrower and JPMorgan Chase Bank, N.A., as Administrative Agent and (ii) the $1,000,000,000 Credit Agreement dated as of June 19, 2018 (the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the banks and other financial institutions identified therein as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Terms defined in the Credit Agreement are used herein with the same meanings.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of [     ], (b) has all requisite corporate power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, action of the stockholders of the Borrower. The Agreement has been duly executed and delivered by the Borrower and the Agreement and the Credit Agreement each constitutes a valid and legally binding obligation of the Borrower, enforceable in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

3. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable New York law or regulation or the Delaware General Corporation Law or the charter or by-laws of the Borrower or any order of any Governmental Authority applicable to the Borrower, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

[4. There is no income, stamp or other tax of the government of [jurisdiction of Borrower], or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by the Borrower pursuant to the Credit Agreement or its Notes, or imposed on or by virtue of the execution, delivery or enforcement of the Agreement, the Credit Agreement or its Notes.]11

5. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940.

[11]	Given when Borrowing Subsidiary is a foreign Subsidiary.

[Qualifications and exceptions reasonably satisfactory to the Administrative Agent]

We are members of the bar of the [             ] and the foregoing opinion is limited to the laws of the [        ]. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.

Very truly yours,

[ ]

EXHIBIT F

FORM OF

BORROWING SUBSIDIARY AGREEMENT dated as of [                    ], 20[    ], among THE DUN & BRADSTREET, a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [                    ] corporation (the “New Borrowing Subsidiary”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Bank of America, N.A. and Citizens Bank N.A., as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A., as Co-Documentation Agents.

Reference is hereby made to the $1,000,000,000 Credit Agreement dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, the Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowing Subsidiaries, and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary. The Company represents that it owns or Controls at least [    ]% of the voting power of the New Borrowing Subsidiary. Each of the Company and the New Borrowing Subsidiary represent and warrant that the representations and warranties of the Company in the Credit Agreement relating to the Borrowing Subsidiary and this Agreement are (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct as so qualified on and as of the date hereof or (ii) if such representation and warranty is not so qualified, true and correct in all material respects on and as of the date hereof. The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon (i) execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, and (ii) to the extent reasonably requested by the Administrative Agent (including on behalf of any Lender) in order to comply with their ongoing obligations under the Beneficial Ownership Regulation, delivery of a beneficial ownership certificate, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” and a “Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

THE DUN & BRADSTREET CORPORATION

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

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EXHIBIT G

FORM OF

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 South Dearborn

Floor L2

Chicago, IL 60603

Attention: Ladesiree Williams

Telecopier No.: (312) 732-2007

[Date]

Ladies and Gentlemen:

The undersigned, The Dun & Bradstreet Corporation (the “Company”), refers to the $1,000,000,000 Credit Agreement dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                     ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrowing Subsidiary until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings, under the Credit Agreement.]

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This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

THE DUN & BRADSTREET CORPORATION

By:
Name:
Title:

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EXHIBIT H

FORM OF

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement, dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

                     (the “Lender”) is provided this certificate pursuant to subsection 2.17(f) of the Credit Agreement. The Lender hereby claims the benefits of the portfolio interest exemption pursuant to Section 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”) , as applicable and represents and warrants that:

1. The Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Lender further represents and warrants that:

(a) the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Lender is not a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

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IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

Dated:	[NAME OF LENDER]

By:
Name:
Title:

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EXHIBIT I

ASSUMPTION AGREEMENT

AGREEMENT dated as of             , 20     among The Dun & Bradstreet Corporation (the “Company”), [NAME OF BANK] (the “Bank”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

WHEREAS, this Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of June 19, 2018 among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, the Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents (as amended from time to time, the “Credit Agreement”);

WHEREAS, as permitted by Section 2.09(d) of the Credit Agreement, the Company proposes to increase the aggregate amount of the Facility Commitments;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assumed Commitment. Effective as of the date hereof, the Bank hereby [increases its existing Facility Commitment from $[                     ] to $[                     ]]12 [assumes a Facility Commitment equal to $[                     ]]13 (the “Assumed Commitment”). [From and after the date hereof, the Bank shall be a party to and bound by the provisions of the Credit Agreement and, to the extent of the Assumed Commitment, all the rights and obligations of a Lender under the Credit Agreement.]14

[12]	If the Bank is an existing Lender.
[13]	If the Bank is not an existing Lender.
[14]	If the Bank is not an existing Lender.

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[SECTION 3. Revolving Loans. The Bank shall make a Revolving Loan to the Company on the date hereof in accordance with Section 2.07 in an amount equal to such Bank’s pro rata share of the principal amount of all outstanding Revolving Loans on the date hereof after giving effect to the Assumed Commitment.]15

[SECTION 4. Additional Documentation. The Bank, upon execution of this Agreement, shall deliver to the Administrative Agent, [any documentation required to be delivered by the Bank pursuant to Section 2.17(f) of the Credit Agreement,]16 [and an Administrative Questionnaire in the form provided by the Administrative Agent]17.]

SECTION 5. Representations of the Company. The Company hereby confirms that (a) the increase in the aggregate amount of the Facility Commitments and the transactions set forth herein have been duly authorized by all necessary corporate action and (b) at the time of and immediately after giving effect to the increase in the aggregate amount of the Facility Commitments and the transactions set forth herein, (i) the representations and warranties of the Company set forth in the Credit Agreement are true and correct on and as of the date hereof and (ii) no Default has occurred and is continuing.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[15]	If Loans are outstanding on the effective date of this Agreement.
[16]	If the Bank is a Foreign Lender.
[17]	If the Bank is not an existing Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF BANK]

By:
Name:
Title:

THE DUN & BRADSTREET CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

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